                                                                EXHIBIT 10 B




               FIRST AMENDMENT AND WAIVER DATED AS OF APRIL 15, 1999
                  TO CREDIT AGREEMENT DATED AS OF FEBRUARY 1, 1999


          This First Amendment and Waiver (this "Amendment"), dated as of April 15, 1999, is made by and among ALLIED PRODUCTS CORPORATION, a Delaware corporation (the "Company"), the financial institutions party hereto (the "Banks"), and Bank of America National Trust and Savings Association (as successor by merger to Bank of America Illinois), as agent for the Banks (in such capacity, the "Agent"). Terms defined in the Credit Agreement shall have the same respective meanings when used herein and the provisions of
SECTION 13 of the Credit Agreement shall apply, mutatis mutandis, to this Amendment.

                                 W I T N E S S E T H:

          WHEREAS, the parties hereto are parties to that certain Second Amended and Restated Credit Agreement, dated as of February 1, 1999 (as amended or modified and in effect on the date hereof, the "Credit Agreement");

          WHEREAS, the Company has requested that the Banks and the Agent agree to amend or modify the Credit Agreement as described herein; and

          WHEREAS, the Banks and the Agent are willing to amend and modify the Credit Agreement on the terms and conditions contained herein;

          NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration (the receipt, adequacy and sufficiency of which is hereby acknowledged), the parties hereto, intending legally to be bound, hereby agree as follows:

                                    I.  AMENDMENT

          1. AMENDMENTS. Subject to the satisfaction of the conditions precedent set forth in Section 3.2 below, the Credit Agreement is hereby amended as follows:

          Section 1.1.3(a) of the Credit Agreement is amended to read in its entirety as follows:

               SECTION 1.1.3 COMMITMENT LIMITS. Notwithstanding any other provision of this Agreement (a) the aggregate principal amount of the Revolving Loans which all Banks are committed to lend to the Company together with the Stated Amount of all Letters of Credit then outstanding shall not at any one time exceed the lesser of (i) the Borrowing Base or (ii) the following amounts (less in each case any reductions made pursuant to SECTION 6.1 or SECTION 6.3) during the following period:

               MONTH ENDING                          AMOUNT

               February 28, 1999                  $140,000,000
               March 31, 1999                     $140,000,000
               April 30, 1999                     $135,000,000
               May 31, 1999                       $135,000,000
               June 30, 1999                      $135,000,000
               July 31, 1999                      $118,000,000
               August 31, 1999                    $115,000,000
               September 30, 1999                 $118,000,000
               October 31, 1999                   $115,000,000
               November 30, 1999                  $115,000,000
               December 31, 1999                  $110,000,000
               January 31, 2000                   $110,000,000
               February 28, 2000                  Zero


          Section 5.2 of the Credit Agreement is amended to read in its entirety as follows:

               SECTION 5.2 FACILITY FEE. The Company agrees to pay each Bank a facility fee, for the period from and including the Effective Date to and including the Revolving Termination Date, on the total Commitments (whether used or unused) (as the same may be reduced by SECTION 6.1 or SECTION 6.3). Such facility fee shall be payable in arrears on the last day of each Fiscal Quarter and on the Revolving Termination Date for any period then ending for which such facility fee shall not have been theretofore paid. The facility fee shall be computed at the rate of 0.50% per annum for the actual number of days elapsed on the basis of a year of 360 days. The facility fee shall be determined without regard to any Borrowing Base limitation or any Event of Default or Unmatured Event of Default.

          Section 6.1(c) of the Credit Agreement is amended to read in its entirety, as follows:

               (c) On any date that the aggregate unpaid principal amount of the Revolving Loans, PLUS the aggregate Stated Amount of all Letters of Credit exceeds the aggregate Commitments of the Banks (whether as a result of a Borrowing Base shortfall, a reduction in the Commitments, or otherwise), the

          Company shall immediately repay the Revolving Loans or, in the case of the Letters of Credit, furnish to the Agent cash collateral, in an amount equal to such excess.


          Section 6.3 of the Credit Agreement is amended to read its entirety as follows:

               SECTION 6.3 MANDATORY PREPAYMENTS. (a) If the Company or any Subsidiary shall issue new common or preferred equity or any Indebtedness for borrowed money, the Company shall promptly notify the Agent of the estimated Net Issuance Proceeds of such issuance to be received by the Company in respect thereof. Promptly upon, and in no event later than 5 Business Days after, receipt by the Company or a Subsidiary of Net Issuance Proceeds of such issuance, the Company shall prepay the Revolving Loans and other Liabilities in an aggregate amount equal to 100% of the amount of such Net Issuance Proceeds. Net Issuance Proceeds which arise from the incurrence of purchase money Indebtedness or Capital Lease Obligations shall not be required to be applied as a prepayment pursuant to this Section 6.3.

               (b) If the Company or any Subsidiary shall enter into any agreement for the sale or disposition of any substantial part of its assets outside the ordinary course of business, the Company shall promptly notify the Agent of the terms thereof, including the estimated Net Sale Proceeds (it being understood that any sale outside of the ordinary course of business of all or any substantial part of the assets of the Company or any Subsidiary is subject to the consent of the Required Banks pursuant to Section 10.13). Promptly, and in any event within 5 Business Days after receipt by the Company or any Subsidiary of the Net Sale Proceeds of such sale, the Company shall prepay the Revolving Loans and other Liabilities in an aggregate principal amount equal to 100% of the amount of such Net Sale Proceeds.

               (c) Notwithstanding any provision to the contrary in Section 6.3(a) or 6.3(b), the Company shall not be obligated to pay over to the Agent any Net Issuance Proceeds or Net Sale Proceeds in excess of the aggregate Liabilities then outstanding (it being understood that for this purpose the undrawn amount of Letters of Credit shall constitute Letter of Credit Liabilities and that the amounts prepaid to the Agent in respect of such Letter of Credit Liabilities shall be held by the Agent as cash collateral for such Letter of Credit Liabilities).

          Section 10.1.3 of the Credit Agreement is amended to read in its entirety as follows:


          SECTION 10.1.3 MONTHLY REPORTS. (a) Within 30 days after the end of each calendar month occurring after April 30, 1999, a Directors' Statement which at a minimum provides (i) the unaudited financial statements (including, without limitation, consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such month and related changes in financial position together with statements of income) of the Company and its Subsidiaries, prepared in substantially the same manner as Schedule 10.1.3, (ii) a status report as to the Verson Division of the Company,
          (iii) an accounts payable aging by division, and (iv) a jobs in progress report.

               (b) Within 15 days after the end of each calendar month occurring after April 30, 1999, the Company shall deliver to Agent the following: (i) an updated Borrowing Base Report, (ii) a receivables aging certificate in a form reasonably acceptable to the Agent, and
          (iii) a certificate containing a computation of the debt coverage ratio in Section 10.8.

               (c)  All items furnished pursuant to this Section 10.1.3(a) and
          (b) shall be in a form reasonably acceptable to the Required Banks and shall be signed by the Chief Accounting Officer of the Company.

          Section 10.5.1 of the Credit Agreement is amended to read in its entirety as follows:

               SECTION 10.5.1 CAPITAL EXPENDITURES. Not permit the consolidated capital expenditures of the Company and its Subsidiaries (including Capital Lease Obligations) in any fiscal year to exceed $10,000,000; provided, however, that the amount applicable to fiscal year 1999 shall exclude Capital Expenditures of up to $5,000,000 related to the Verson Division's facility expansion project as carried over from fiscal year 1998.

          Section 10.5.2 of the Credit Agreement is amended to read in its entirety as follows:

               SECTION 10.5.2 MINIMUM CONSOLIDATED OPERATING CASH FLOW. As of the end of any Fiscal Quarter, not permit its Consolidated Operating Cash Flow (measured quarterly on a cumulative basis for the related calendar year), to be less than the amount applicable to such Fiscal Quarter as follows:

                                    AMOUNT BEFORE     AMOUNT AFTER
                                    COLLATERAL GRANT  COLLATERAL GRANT
            FISCAL QUARTER ENDING
            June 30, 1999           ($  1,009,000)     ($  1,333,000)
            September 30, 1999       $  5,150,000       $  4,177,000
            December 31, 1999        $ 14,407,000       $ 11,376,000

          Section 10.5.3 (net worth) of the Credit Agreement is amended to read in its entirety as follows (it being understood that the text of such section is deleted):


               SECTION 10.5.3  [Reserved]

          Section 10.6 (Funded Debt/Operating Cash Flow Ratio) of the Credit Agreement is amended to read in its entirety as follows (it being understood that the text of such Section is deleted):

               SECTION 10.6  [Reserved]

          Section 10.7 of the Credit Agreement is amended to read in its entirety as follows:

               SECTION 10.7 CONSOLIDATED FIXED CHARGE COVERAGE. Not permit for any Fiscal Quarter the ratio ("Consolidated Fixed Charge Ratio") of
          (a) Consolidated Adjusted Operating Cash Flow to (b) interest expense (before any deferral and capitalization of such interest, but including attributable interest from Capitalized Lease Obligations) plus rental expense of the Company and its Subsidiaries on a consolidated basis during such period, to be less than the ratio applicable to such Fiscal Quarter, as follows:



                                       RATIO BEFORE        RATIO AFTER
            FISCAL QUARTER ENDING    COLLATERAL GRANT    COLLATERAL GRANT
            September 30, 1999            1.40:1              1.15:1
            December 31, 1999             2.00:1              2.00:1


          Section 10.8 of the Credit Agreement is amended to read in its entirety as follows:

               SECTION 10.8 MINIMUM DEBT COVERAGE. As of the end of any calendar month, not permit the ratio of (a) the sum of (i) the accounts receivable of the Company and its Subsidiaries, plus (ii) the book value of inventory of the Company and its Subsidiaries (provided that the value of such inventory shall not exceed 150% of the net amount of accounts receivable under clause (i) above), plus (iii) cash and cash equivalents (determined according to GAAP) of the Company and its Subsidiaries less (iv) accounts payable of the Company and its Subsidiaries to (b) the aggregate principal amount of all Indebtedness of the Company and its Subsidiaries, to be less than the ratio applicable to such calendar month as follows:


              CALENDAR MONTH           RATIO BEFORE         RATIO AFTER
              ENDING                 COLLATERAL GRANT     COLLATERAL GRANT
              April 30, 1999            0.85 to 1            0.62 to 1
              May 31, 1999              0.80 to 1            0.60 to 1
              June 30, 1999             0.80 to 1            0.60 to 1
              July 31, 1999             0.75 to 1            0.57 to 1
              August 31, 1999           0.75 to 1            0.56 to 1
              September 30, 1999        0.80 to 1            0.60 to 1
              October 31, 1999          0.80 to 1            0.61 to 1
              November 30, 1999         0.85 to 1            0.64 to 1
              December 31, 1999         0.85 to 1            0.66 to 1
              January 31, 2000          0.85 to 1            0.66 to 1

          Section 10.9 of the Credit Agreement is amended to read in its entirety as follows:

               SECTION 10.9 PURCHASE OR REDEMPTION OF COMPANY'S SECURITIES; DIVIDEND RESTRICTIONS. Not purchase or redeem any shares of the capital stock of the Company, declare or pay any dividends thereon (other than stock dividends), make any distribution to stockholders or set aside any funds for any such purpose, and not prepay, purchase or redeem, and not permit any Subsidiary to purchase, any subordinated indebtedness of the Company; PROVIDED HOWEVER, that so long as no Event of Default or Unmatured Event of Default exists or would result therefrom, the Company may, in its sole discretion, pay or declare cash dividends to the holders of common stock of the Company, but not in excess of $2,000,000 in the aggregate for all such dividends declared or paid in any fiscal year.

          Section 10 of the Credit Agreement is further amended by adding
     Section 10.22 as follows:

                    SECTION 10.22. COLLATERAL. (a) On or before May 15, 1999, the Company (i) shall grant and cause each of its Subsidiaries to grant to the Agent, for the prorata benefit of the Banks, as security for the Liabilities, a lien upon and security interest in all of the assets of every description (whether now or hereafter existing or acquired) of the Company and its Subsidiaries (other than real estate interests), and (ii) at its expense, execute and deliver and cause to be executed and delivered to the Agent any and all Collateral Documents, and take all further action that may be required under applicable law, or that the Agent or the Required Banks may reasonably request, in order to grant, preserve, protect and perfect the validity and first priority of the security interests created pursuant to such Collateral Documents.

               (b) In addition, from time to time after May 15, 1999, the Company will, at its expense, promptly execute and deliver or cause to be executed and delivered to the Agent such additional Collateral Documents, and take such additional action, all as may from time to time be reasonably requested by the

          Agent or the Required Banks, in order to preserve, protect and perfect the validity and first priority of the security interests created pursuant to the Collateral Documents (it being understood that it is the intent of the parties that the Liabilities shall be secured by all the assets of the Company and its Subsidiaries
          (other than real estate interests) and that such security interests will be created under such Collateral Documents as shall be in form and substance reasonably satisfactory to the Agent and the Required Banks).

          Section 12.1.5 of the Credit Agreement is amended to read in its entirety as follows:


               SECTION 12.1.5 NON-COMPLIANCE WITH THIS AGREEMENT. Failure by the Company to comply with or to perform any provision of this Agreement (and not constituting an Event of Default under any other provision of this SECTION 12) and (except for Section 10.22 as to which no notice or grace period shall apply) continuance of such failure for 15 days after notice thereof to the Company from the Agent, any Bank, or the holder of any Revolving Note.

          Section 13 of the Credit Agreement is amended so that the definition of Borrowing Base Overadvance shall read in its entirety as follows:

               BORROWING BASE OVERADVANCE shall for each month set forth below mean an amount as follows:

                    MONTH                      OVERADVANCE AMOUNT
                    January 1999                  $40,000,000
                    February 1999                 $40,000,000
                    March 1999                    $40,000,000
                    April 1999                    $40,000,000
                    May 1999                      $46,700,000
                    June 1999                     $47,600,000
                    July 1999                     $41,600,000
                    August 1999                   $42,700,000
                    September 1999                $41,700,000
                    October 1999                  $35,100,000
                    November 1999                 $26,100,000
                    December 1999                 $27,800,000
                    January 2000                  $27,800,000


          Section 13 of the Credit Agreement is amended so that the definition of "Margin" shall read in its entirety as follows:

               MARGIN shall mean (i) in the case of Eurodollar Loans (and Letters of Credit) a rate equal to 3.5% per annum and (ii) in the case of Floating Rate Loans, a rate equal to 2% per annum.

          Section 13 of the Credit Agreement is further amended by adding thereto a definition of "Collateral Grant" as follows:

               COLLATERAL GRANT shall mean the receipt by the Agent of Collateral Documents duly executed and delivered and in form and substance reasonably satisfactory to the Agent, pursuant to
          Section 10.22.

          Section 13 of the Credit Agreement is further amended by adding thereto a definition of "Collateral Documents" as follows:

          COLLATERAL DOCUMENTS shall mean such security agreements, pledge agreements, mortgages, deeds of trusts, UCC financing statements, appraisals, landlord waivers, opinions of counsel, lock box agreements, search reports, and other documents and instruments as the Agent or the Required Banks shall reasonably require in order that the Agent shall have, as security for the Liabilities, a first perfected lien on and security interest in all of the assets of the Company and its Subsidiaries (other than real estate interests), subject only to such preexisting liens permitted under Section 10.11 as do not in the opinion of the Agent or the Required Banks materially detract from the value of the liens and security interests in favor of the Agent. The Collateral Documents shall constitute Loan Documents hereunder.

          Section 13 of the Credit Agreement is amended by inserting "for any period" immediately after "shall mean" in the definition of Consolidated Adjusted Operating Cash Flow.

          Section 13 of the Credit Agreement is amended so that the definition of "Consolidated Operating Cash Flow" shall read in its entirety as follows:

               CONSOLIDATED OPERATING CASH FLOW shall mean for any period (a) the sum of (i) consolidated net income for such period, plus (ii) consolidated interest expense for such period, plus (iii) the aggregate amount which was deducted by the Company in respect of Federal, state and local income taxes by the Company and its Subsidiaries in determining the Company's consolidated net income for such period, plus (iv) depreciation and amortization for such period, less (b) all interest income for the period, it being understood, however, that Consolidated Operating Cash Flow shall be determined without regard to extraordinary items for the period, and shall be determined for the Company and its Subsidiaries on a consolidated basis.

          Section 13 of the Credit Agreement is further amended by adding thereto a definition of "Liabilities" as follows:

               LIABILITIES shall mean (i) the Notes, (ii) all obligations of the Company in respect of Letters of Credit (whether or not drawn), and (iii) all other obligations of the Company of every description, which arise under this Agreement or the Loan Documents or hedging agreements of the Banks permitted under the Loan Documents, including without limitation, all obligations of the Company in respect of principal, interest, fees or expenses, in each case however created, arising or evidenced, whether direct or indirect, or absolute and contingent, or now or hereafter existing, or due or to become due. The Liabilities may also be sometimes called the "Obligations".

          Section 13 of the Credit Agreement is amended by adding thereto a definition of "Net Sale Proceeds" as follows:

               NET SALE PROCEEDS shall mean with respect to any sale of assets of the Company or any Subsidiary, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received and including all insurance settlements and condemnation awards in excess of $250,000 from any single event or series of related events), net of (i) transaction expenses (including reasonable broker's fees or commissions, legal fees, accounting fees, investment banking fees and other professional fees, transfer and similar taxes and the Company's good faith estimate of income taxes paid or payable in connection with the receipt of such cash proceeds), (ii) amounts provided as a reserve, in accordance with GAAP, including pursuant to any escrow arrangement, against any liabilities under any indemnification liabilities associated with such sale (PROVIDED that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Sale Proceeds), (iii) in the case of insurance settlements and condemnation awards, amounts previously paid by the Company and its Subsidiaries to replace or restore the affected property, and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any indebtedness for borrowed money which is secured by the asset sold in such sale and is required to be repaid with such proceeds (other than any such indebtedness assumed by the purchaser of such asset).

          Section 13 of the Credit Agreement is amended so that the definition of "Revolving Termination Date" shall read in its entirety as follows:

               REVOLVING TERMINATION DATE shall mean February 28, 2000.

          Section 9.5 of the Credit Agreement is amended by adding thereto the paragraph which appears in Supplemental Schedule 9.5 attached hereto.

                                    II.  WAIVER

          2.1  WAIVER.  The Banks hereby waive the following:

          (a) the failure of the Company to furnish to the Agent and Banks, within 90 days after the end of its fiscal year ending December 31, 1998, its audit report (and related certificate) in respect of such fiscal year as required by Section 10.1.1 of the Credit Agreement, it being understood (and the Company hereby agrees) that such audit report (and related certificate) shall be furnished to the Agent and the Banks on or before April 30, 1999;

          (b) the failure of the Company to furnish to the Agent and Banks, its quarterly financial statements as of December 31, 1998 and March 31, 1999, as required pursuant to Section 10.1.2;

          (c) the requirement of Section 10.1.3 that the Company furnish to the Agent and the Banks monthly reports (including financial statements, Borrowing Base Reports and receivables aging certificates) for the months of January through March, 1999;

          (d) the requirement of Section 10.1.4 that the Company furnish a compliance certificate as of December 31, 1998 and March 31, 1999;

          (e) noncompliance by the Company as of March 31, 1999, with the minimum consolidated operating consolidating cash flow provision of Section 10.5.2;

          (f) noncompliance by the Company as of March 31, 1999 with the net worth provision of Section 10.5.3; and

          (g) noncompliance by the Company as of March 31, 1999, with the consolidated fixed charge ratio provision of Section 10.7.

          2.2  LIMITATION ON WAIVER.  Except as specifically set forth in
Section 2.1, the foregoing waivers are specific in time and in intent and do not constitute, nor shall any of such waivers be construed as, a waiver of any other right, power or privilege under the Credit Agreement, or under any agreement, contract, indenture, document or other instrument mentioned in the Credit Agreement; nor does any of the foregoing waivers preclude other or further exercise hereof or the exercise of any other right, power or privilege, nor shall any waiver of any right, power, privilege or default hereunder, or under any agreement, contract, indenture, document, or instrument mentioned in the Credit Agreement, constitute a waiver of any other default of the same or of any other term or provision.


                                   III.  GENERAL

          3.1 REPRESENTATIONS. The Company hereby represents and warrants to the Banks and the Agent that:

          (a) The execution, delivery and performance of this Amendment are within the Company's corporate authority, have been duly authorized by all necessary corporate action, have received all necessary consents and approvals (if any shall be required), and do not and will not contravene or conflict with any provision of law or of the Certificate of Incorporation or By-laws of the Company or its Subsidiaries, or of any other agreement binding upon the Company or its Subsidiaries or their respective property;

          (b) This Amendment constitutes the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability; and

          (c) Except for any Event of Default or Unmatured Event of Default which will be cured by this Amendment becoming effective, no Event of Default or Unmatured Event of Default has occurred and is continuing or will result from this Amendment.

          3.2 CONDITIONS PRECEDENT TO EFFECTIVENESS. This Amendment shall become effective as of April 15, 1999 (the "Effective Date"), subject, however, to the receipt by the Agent of all fees and expenses previously billed to the Company in respect of the Credit Agreement as amended hereby, together with each of the following, each appropriately completed and duly executed as required and otherwise in form and substance reasonably satisfactory to the Agent:

          (a) counterparts of this Amendment, executed by the Company and the Banks (together with a related fee letter between the Company and the Agent);

          (b) Certified copies of resolutions of the Board of Directors of the Company authorizing or ratifying the execution, delivery and performance by the Company of this Amendment;

          (c) A certificate of the President or a Vice-President of the Company that all necessary consents or approvals with respect to this Amendment have been obtained;

          (d) A certificate of the Secretary or Assistant Secretary of the Company, certifying the name(s) of the officer(s) of the Company authorized to sign this Amendment and the documents related hereto on behalf of the Company;

          (e)  An opinion of Mark Standefer covering those matters set forth in
     Section 3.1(a) and 3.1(b) and such other legal matters as the Agent or its counsel may request; and

          (f) Such other instruments, agreements and documents as the Agent may reasonably request, in each case duly executed as required and otherwise in form and substance satisfactory to the Banks.

          3.3 DOCUMENTS REMAIN IN EFFECT. Except as amended or modified by this Amendment, the Credit Agreement remains in full force and effect and the Company confirms that its representations, warranties, agreements and covenants contained in, and obligations and liabilities under, the Credit Agreement and each of the other Loan Documents are true and correct in all material respects as if made on the date hereof, except where such representation, warranty, agreement or covenant speaks as of a specified date. References to the Credit Agreement in any other document shall be deemed to include a reference to the Credit Agreement as amended or modified hereby, whether or not reference is made to this Amendment.

          3.4 EXPENSES. The Company covenants to pay to or reimburse the Agent, upon demand, for all costs and expenses (including legal expenses) in connection with the development, preparation, negotiation, execution and delivery of this Amendment and the Collateral Documents.

          3.5  MISCELLANEOUS.

          (a) Section headings used in this Amendment are for convenience of reference only, and shall not affect the construction of this Amendment.

          (b) This Amendment shall be a contract made under and governed by the internal laws of the State of Illinois, without giving effect to principles of conflicts of laws.

          (c) All obligations of the Company and rights of the Banks and the Agent, that are expressed herein, shall be in addition to and not in limitation to those provided by applicable law.

          (d) Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law; but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

          (e) The Company acknowledges and agrees that the execution and delivery by the Agent and the Banks of this Amendment shall not be deemed (i) to create a course of dealing or otherwise obligate the Agent or the Banks to forbear or execute similar amendments under the same or similar circumstances in the future, or (ii) to amend, relinquish or impair any right of the Agent or the Banks to receive any indemnity or similar payment from any Person or entity as a result of any matter arising from or relating to this Amendment.

          (f) This Amendment shall be binding upon and inure to the benefit of the parties and thereto and their respective successors and assigns. No third party beneficiaries are intended in connection with this Amendment.

          (g) This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Each of the parties hereto understands and agrees that this document (and any other document required herein) may be delivered by any party thereto either in the form of an executed original or an executed original sent by facsimile transmission to be followed promptly by mailing of a hard copy original, and that receipt by the Agent of a facsimile transmitted document purportedly bearing the signature of a Bank or the Company shall bind such Bank or the Company, respectively, with the same force and effect as the delivery of a hard copy original. Any failure by the Agent to receive the hard copy executed original of such document shall not diminish the binding effect of receipt of the facsimile transmitted executed original of such document of the party whose hard copy page was not received by the Agent.

          (h) This Amendment, together with the Credit Agreement, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This Amendment supercedes all prior drafts and communications with respect thereto. This Amendment may not be amended except in accordance with the provisions of Section 15.1 of the Credit Agreement.


                               *          *          *

IN WITNESS WHEREOF, the parties hereto have caused the execution and delivery hereof by their respective representatives thereunto duly authorized as of the date first herein appearing.

                              ALLIED PRODUCTS CORPORATION



                              By:      /s/ Richard A. Drexler
                                       ----------------------
                              Name:    Richard A. Drexler

                              Title:   Chairman, President & Chief
                                       Executive Officer


                              BANK OF AMERICA NATIONAL TRUST AND SAVINGS
                              ASSOCIATION (as successor by merger to Bank of America Illinois), as Agent



                              By:     /s/ David A. Johanson
                              Name:   David A. Johanson
                              Title:  Vice President


                              BANK OF AMERICA NATIONAL TRUST AND SAVINGS
                              ASSOCIATION (as successor by merger to Bank of America Illinois), in its individual corporate capacity



                              By:     /s/ John J. Compernolle
                              Name:   John J. Compernolle
                              Title:  Sr. Vice President

                              LASALLE NATIONAL BANK


                              By:     /s/ Robert  M. Swanson
                              Name:   Robert M. Swanson
                              Title:  SR. Vice President

                             SUPPLEMENTAL SCHEDULE 9.5


                                   ADVERSE CHANGE

















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